Exhibit 10.29
PHILIP MORRIS
INTERNATIONAL INC.
120 PARK AVENUE • NEW YORK, NEW YORK 10017

To: Mr. Louis C. Camilleri	December 18, 2014

Re: End of your employment with Philip Morris International Inc.

Dear Louis,
It is with the greatest regret that we acknowledge your resignation, whilst fully understanding the underlying reasons. Please accept this letter as our mutual agreement to end your employment with Philip Morris International Inc. on 31 December 2014.
In recognition of your services and performance during 2014, the Compensation & Leadership Development Committee of the Board of Directors of Philip Morris International Inc. has authorized a payment to you of USD 3.75 million. This amount, which reflects the fact that due to your retirement you will not be eligible for an equity award for the year, will be paid to you no later than 2 January 2015.
In recognition of your contributions to the Company and in line with the Deferred Stock Agreement for Philip Morris International Inc. Common Stock, you will receive full accelerated vesting of your 2012, 2013 and 2014 deferred Stock Awards. These vested shares will be issued to you within 30 days following 31 December 2014.
With respect to both payments, the Company will comply with local laws and regulations, including tax withholding (income and/or social security) and information reporting to appropriate tax authorities. Your wage tax withholding (and any other required tax withholding) with respect to the Deferred Stock Awards will be satisfied by deducting from your stock award, a number of shares equal in value to the amount of the withholding required.
We are very pleased that you will continue to serve as a non-employee Chairman of the Board, with ongoing obligations to the Company as a Director. Consequently, there is no need for further undertakings in this mutual agreement.

Warmest personal regards,

/s/ ANDRÉ CALANTZOPOULOS
André Calantzopoulos
Chief Executive Officer